SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT

THIS SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of January __, 2017, by and among Hillair Capital Investments L.P. (together with its successors, and permitted assigns, the "Lender"), Hillair Capital Management LLC, as administrative agent and collateral agent for the Lender (in such capacity, together with its successors and assigns in such capacity, the "DIP Agent"),PFO Global, Inc. ("Borrower"), and Pro Fit Optix Holding Company, LLC, Pro Fit Optix, Inc., PFO Optima, LLC, PFO MCO, LLC and PFO Technologies, LLC (each a "Guarantor" and collectively, the "Guarantors")

1. **LOAN AND TERMS OF PAYMENT.**

1.1 Agreement to Lend; Term Loan Advances; Security Instruments and Loan Documents.

(a) Subject to the terms and conditions of this Agreement and any order approving this Agreement, the Lender agrees to make advances to the Borrower up to the following amounts and on the following dates (collectively, the "Advances"): $100,000.00 upon the entry of the Interim Order, and $150,000.00 upon the entry of the Final Order, and up to $170,000.00 thereafter (provided the Final Order has been entered).

(b) The Advances shall be evidenced by the Loan Documents (including, without limitation, the Interim Order and the Final Order), and secured by the Interim Order, the Final Order, and the other Loan Documents.

1.2 Interest Rates and Rates, Payments, and Calculations.

(a) **Interest Rate.** Except as provided in Section 1.2(b), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at the Base Rate of 12 % per annum.

(b) Upon the occurrence and during the continuation of an Event of Default, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a rate equal the Base Rate plus 5% per annum without any notice from the DIP Agent or any other Person on behalf of Lender.

(c) **Computation.** All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(d) **Intent to Limit Charges to Maximum Lawful Rate.** In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, *ipso facto*, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law.

2. CONDITIONS; TERM OF AGREEMENT.

2.1 Conditions Precedent to Advances.

The Lender shall not be required to make any Advances unless and until all of the conditions specified below shall have been satisfied (the making of any Advance by the Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent contained in this Section 2.1).

(a) The DIP Agent shall have received the Budget (as that is defined in this Agreement) in form and substance satisfactory to the DIP Agent and Lender, in their sole discretion.

(b) The Bankruptcy Court shall have entered the Interim Order and Final Order, in form and substance satisfactory to the DIP Agent and the Lender, in its sole discretion. The Interim Order shall be entered within three (3) days of the Filing Date, or as soon thereafter as the Court's docket may allow, and the Final Order within 25 days of the Filing Date, or as soon thereafter as the Court's docket may allow, and such orders shall be in full force and effect and shall not have been modified or amended (unless otherwise approved by the Lender), reversed, stayed or subject to a motion for reargument or reconsideration, or appealed. The Loan Parties, the DIP Agent and the Lender shall be entitled to rely in good faith upon the Interim Order and Final Order, and shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objections thereto, unless the relevant order has been stayed by a court of competent jurisdiction.

(c) All first day motions and applications shall have been filed, and all orders with respect thereto and any other orders entered in the Chapter 11 Cases (other than the Interim Order and the Final Order) prior to the Closing Date shall be in form and substance satisfactory to the DIP Agent and Lender in their reasonable discretion.

2.2 Conditions Precedent to all Extensions of Credit.

The obligation of the Lender to make any Advances hereunder (or to extend any other credit hereunder) shall be subject to the satisfaction of the following conditions precedent:

(a) The Borrower shall have complied fully and completely with all Chapter 11 Milestones and the Performance Covenants set forth herein.

(b) The representations and warranties of Borrower and Guarantors contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects.

(c) No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

(d) Other than with respect to the Interim Order amount, the Bankruptcy Court shall have entered the Final Order, in form and substance satisfactory to the DIP Agent and the Lender, in their sole discretion, within twenty-five (25) days of the Filing Date, or as soon thereafter as the Court's docket may allow, and such order shall be in full force and effect and shall not have been modified or amended (unless otherwise approved by the DIP Agent and Lender), reversed, stayed or subject to a motion for reargument or reconsideration, or appealed.

(e) The DIP Agent shall have received such other approvals, opinions or documents as the Lender through the DIP Agent may reasonably request.

(f) Each Loan Party shall have obtained any registrations, consents, approvals, notices, or other actions required by any Governmental Authority in connection with the execution, delivery, and performance by such Loan Party of the Loan Documents to which such Loan Party is a party, and the consummation of the transactions contemplated by the Loan Documents;

(g) No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, any Guarantor, DIP Agent, or Lender.

2.3 Maturity.

(a) This Agreement shall continue in full force and effect for a term ending on the earliest of: (i) the date fixed by DIP Agent on or after on which DIP Agent provides, via electronic or overnight delivery, written notice to counsel for the Borrower of the occurrence of an Event of Default; (ii) entry of an order converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases; (iii) the entry of an order in the any of the Chapter 11 Cases appointing a chapter 11 trustee or examiner; (iv) if the Interim Order is modified at the Final Hearing in a manner unacceptable to the DIP Agent or Lender, in its sole discretion; (v) the effective date of a chapter 11 plan in any of these Chapter 11 Cases; (vi) the closing of an Alternative Transaction; (vii) the date of the closing of the Sale; and (viii) the first Business Day occurring on the 180th day after the Filing Date commencing the Chapter 11 Cases (any of the foregoing events ((i) through (viii) herein), being the "Termination Date").

3. REPRESENTATION AND WARRANTIES.

In order to induce the Lender to enter into this Agreement, each Loan Party, to the best of its respective knowledge, makes the following representations and warranties to the Lender which shall be true, correct, and complete, in all respects, as of the Closing Date and shall be true, correct, and complete, in all respects, as of the date of the making of each Advance (or other extension of credit) made thereafter:

3.1 Due Authorization; No Conflict.

Subject to the Bankruptcy Court's entry of the Orders:

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

3.2 Binding Obligations; Perfected Liens.

Subject to the Bankruptcy Court's entry of the Orders:

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b) DIP Agent's Liens are validly created, perfected and first priority Liens, subject only to the Permitted Liens. The Loan Parties own the Collateral as of the Closing Date.

3.3 Title to Assets: No Encumbrances. Each Loan Party has (i) good, sufficient and legal title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title to (in the case of all other personal property), all of such Loan Party's assets that constitute Collateral hereunder. The Collateral is free and clear of Liens except for Permitted Liens.

3.4 Compliance with Laws. No Loan Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

3.5 No Material Adverse Change. All historical financial statements relating to the Loan Parties that have been delivered by Borrower to DIP Agent have been prepared in accordance with GAAP and present fairly in all material respects, the Loan Parties' consolidated financial condition as of the date thereof and results of operations for the period then ended. Other than arising as the result of the commencement of the Chapter 11 Cases, since January 31, 2017, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties.

3.6 Fraudulent Transfer. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

3.7 Employee Benefits. Loan Parties maintain or contribute to a Benefit Plan. Such Benefit Plan complies with all provisions of applicable laws, rules, regulations, executive orders and codes.

3.8 Environmental Condition. Except to the extent that any of the matters referred to in clauses (a), (b), and (d) below could not reasonably be expected to result in a Material Adverse Change, (a) to Borrower's knowledge, no Loan Party's properties or assets has ever been used by a Loan Party or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower's knowledge, no Loan Party's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party, except to the extent that such Liens are the subject of a Permitted Protest, and (d) no Loan Party nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

3.9 Intellectual Property. Schedule 3.9 sets forth all registered Intellectual Property owned or licensed by any Loan Party (other than Intellectual Property that is contained in off the shelf and similar materials used in the ordinary course) sets forth all licenses of Intellectual Property granted by or to a third

party and entered into by a Loan Party which are material to the business of such Loan Party. Each Loan Party owns directly, or is entitled to use by license or otherwise, all Intellectual Property material to such Loan Party's business. All Intellectual Property material to each Loan Party's business is properly maintained, subsisting, in full force and effect and not in known conflict with the rights of any Person. Each Loan Party has made all filings and recordations necessary in the exercise of reasonable and prudent business judgment to protect its interest in its Intellectual Property. Except for the Lawsuit, no actions, suits, proceedings or investigations are pending or, to the knowledge of any Loan Party, threatened with respect to the validity, enforceability, infringement, use or ownership of any Loan Party's Intellectual Property. No Loan Party is in material breach of or material default under any agreement, arrangement or instrument relating to any Intellectual Property, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in any of the foregoing.

3.10 Leases. Except as provided in Schedule 3.10, or defaults solely as a result of the filing of the Chapter 11 Cases, the Borrower enjoys peaceful and undisturbed possession under all Material Leases, and, subject to Permitted Protests, all of such Material Leases are valid and subsisting and no material default by the Borrower exists under any of them.

3.11 Payment of Taxes. Except as provided on Schedule 3.11 , all United States federal, state and other material tax returns and reports of each Loan Party required to be filed by any of them with respect to the Collateral have been timely filed, and all taxes due with respect to the period covered by such tax returns and all material assessments, fees and other governmental charges upon any Loan Party's Collateral that are due and payable, other than taxes that are the subject of a Permitted Protest, have been paid when due and payable, (b) with respect to the Collateral, each Loan Party has made adequate provision in accordance with GAAP for all material taxes not yet due and payable, and (c) with respect to the Collateral, Borrower knows of no proposed tax assessment against a Loan Party with respect to United States federal or state taxes that is not being actively contested by such Loan Party diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

3.12 Insurance. Schedule 3.12 sets forth a list of all material insurance policies (with respect to the liability, property, workers' compensation, directors' and officers' liability or otherwise) maintained by any Loan Party or with respect to which any Loan Party is a named insured or otherwise the beneficiary of coverage (collectively, the "Insurance Policies"). The Insurance Policies are reasonable and customary for the operating, assets and properties of the Loan Parties. Such Insurance Policies are valid, binding and in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid in full. No Loan Party has received any written notice of cancellation or intent to cancel, or increase or intent to increase premiums, with respect to such Insurance Policies. Schedule 3.12 also contains a list of all pending claims filed by any Loan Party with any insurance company, any instances within the previous year of a denial of coverage of any Loan Party by any insurance company and any issuances of reservation of rights letters with any insurance company with respect to the defense of any claims.

3.13 Governmental Regulation. No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

3.14 Budget. Attached to this Agreement as Exhibit B is a true and complete copy of the initial Budget in form and substance satisfactory to DIP Agent and Lender, in their sole discretion.

3.15 Claim Assignment. The Loan Parties stipulate that by agreement dated March 4, 2016, the Loan Parties assigned a portion of their right, title and interest in all settlements, judgments, awards related to the Lawsuit to the extent set forth in such agreement and as described in the Form 8-K dated March 4, 2016.

4. **AFFIRMATIVE COVENANTS.**

Each Loan Party covenants and agrees that, until payment in full of the Obligations, the Loan Parties shall comply with each of the following:

4.1 Existence. Except as otherwise permitted hereunder, at all times (a) maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of formation) and (b) maintain all its rights, licenses and permits, except where the failure to maintain any such rights, or licenses and permits, could not reasonably be expected to result in a Material Adverse Change.

4.2 Maintenance of Properties, Books and Records, and Intellectual Property; Permits. Except where the failure to do so could not be expected to result in a Material Adverse Change, (a) maintain and preserve all of its assets that are necessary to the proper conduct of its business in good working order and condition (b) maintain and preserve all of its books and records, (c) comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest; and (d) maintain, comply with and keep in full force and effect its Permits and its Intellectual Property

4.3 Taxes. Except where excused or deferred in the Chapter 11 Cases, cause all assessments and taxes imposed, levied, or assessed against any Collateral to be paid in full, before delinquency or before the expiration of any extension period.

4.4 Insurance. At Borrower's expense, maintain insurance respecting each of the Loan Parties' material assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower shall maintain (with respect to each of the Loan Parties) all Insurance Policies maintained and effective on the Filing Date. All such policies of insurance shall be with responsible and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to DIP Agent. All property insurance policies covering the Collateral are to be made payable to DIP Agent for the benefit of DIP Agent and the Lender, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory "lender" or "secured party" clause and are to contain such other provisions as DIP Agent may reasonably require to fully protect the Lender's interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to DIP Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of DIP Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to DIP Agent of the exercise of any right of cancellation. If Borrower fails to maintain such insurance, DIP Agent may arrange for such insurance, but at Borrower's sole expense and without any responsibility on DIP Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give DIP Agent prompt notice of any loss covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, DIP Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute

any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

4.5 Inspection. Permit DIP Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as DIP Agent may reasonably require and with reasonable prior notice to Borrower.

4.6 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, except where excused or deferred in the Chapter 11 Cases.

4.7 Material Contracts. No Loan Party may enter, amend or modify a Material Contract or Material Lease after the Filing Date without the consent of DIP Agent, in its sole discretion. [NTD: A Court order is a separate requirement, independent of DIP Agent permission]

4.8 Modification of Debt. No Loan Party may amend or modify any document reflecting Indebtedness of such Loan Party after the Filing Date without the consent of the DIP Agent, in its sole discretion.

4.9 Chapter 11 Milestones.[1] The Borrower shall:

(a) Within five business days of the Filing Date, (i) file a motion (the "Sale Motion") to conduct the Sale and to approve bidding procedures for the Sale in form and substance acceptable to the DIP Agent (the "Bid Procedures") and such Bid Procedures shall explicitly permit the Lender, the Pre-Petition Debenture Lender to credit bid the Obligations and the Pre-Petition Debenture Obligations;

(b) No later than twenty-five (25) days after the Filing Date, obtain an order of the Bankruptcy Court, in form and substance acceptable to the DIP Agent, approving the Bid Procedures;

(c) No later than twenty-five (25) days after the Filing Date, or as soon thereafter as the Court's docket may allow, obtain entry of the Final Order in form and substance acceptable to the DIP Agent;

(d) No later than the Filing Date + 55 days, commence and conclude the auction of the Collateral pursuant to the Bid Procedures;

(e) No later than the Filing Date + 60 days, obtain entry of an order of the Bankruptcy Court approving the Sale; and

(f) No later than the Filing Date + 70, close the Sale of the Collateral pursuant to the Bid Procedures and either (x) convey the Collateral to the DIP Agent on behalf of the Lender and Pre-Petition Debenture Lender pursuant to its credit bid or (y) indefeasibly and finally pay the Obligations in full, in cash, at the closing of the Sale.

[1] To be reviewed and updated based on 59 day sale schedule

(g) Budget. Attached hereto as Exhibit B-2 is an initial budget, prepared by the Borrower, that sets forth in reasonable detail all receipts and disbursements of the Borrower on a monthly basis, separated into line items for each category of receipt or disbursement, and is otherwise in form and substance acceptable to the DIP Agent, in its sole discretion, (as amended with the consent of DIP Agent in its sole discretion, the "Budget"). All Advances shall only be used for the purposes set forth in the Budget. The Borrower may not modify allocations between line items within the Budget without the prior written consent of the Lender. Subject to the Budget Variances (defined below), the expenditures authorized in the Budget shall be adhered to on a period basis and a cumulative basis, provided, however, that unused expenditures shall carry forward to successive monthly budget periods on a line-by-line basis. Except as otherwise agreed upon in writing by and between Borrower and Lender, actual amounts for any budgeted line item may exceed the cumulative budgeted allocation by as much as ten (10%) percent ("**Budget Variances**").

5. NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, without the prior consent of the DIP Agent in its sole discretion, until payment in full of the Obligations, the Loan Parties will not do any of the following:

5.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

5.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for (a) Permitted Liens and (b) Liens created by the Loan Documents.

5.3 Restrictions on Fundamental Changes.

Except in connection with a Plan of Reorganization or a Sale approved by the Bankruptcy Court:

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock,

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or

(c) Suspend or go out of a substantial portion of its or their business, other than as anticipated in Section 5.16(f).

5.4 Disposal of Assets. Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted by Section 5.9, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any Collateral held by any Loan Party.

5.5 Change Name; Fiscal Year. Change any Loan Party's name, organizational identification number, state of organization, organizational identity or fiscal year. [NTD: to say except sale/plan confuses things because this will mature and we'll be paid down upon such events]

5.6 Nature of Business. Make any change in the nature of its or their businesses or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent any Loan Party from (i) engaging in any business

that is reasonably related or ancillary to its or their business, or (ii) complying with any requirement of the Bankruptcy Code.

5.7 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

5.8 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

5.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Loan Party or any Affiliate of any Loan Party (except for transactions that are (a) in the Ordinary Course of such Loan Party's business, including intercompany transactions among the Loan Parties and their affiliates; (b) upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm's length transaction with a non-Affiliate, and (c) are fully disclosed to the DIP Agent if they involve one or more payments by such Loan Party in excess of $10,000 per year in the aggregate.

5.10 Use of Advances. Borrower covenants and agree that Borrower shall incur Advances and use the proceeds thereof solely to the extent required to pay those expenses enumerated in the Budget as and when such expenses become due and payable and to repay in full the amounts required under this Agreement.

5.11 Limitation on Capital Expenditures. Except as set forth in the Budget, make or incur any Capital Expenditure.

5.12 Chapter 11 Cases. Seek, consent or suffer to exist or permit any of their Subsidiaries to seek, consent or suffer to exist (i) any material modification, stay, vacation or amendment to the Orders; (ii) a priority claim for any administrative expense or unsecured claim against any Loan Party (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of any kind specified in Section 503(b) or 507(b) of the Bankruptcy Code or, from and after the entry of the Final Order, Section 506(c) of the Bankruptcy Code) equal to or superior to the priority claim of the DIP Agent and the Lender in respect to the Obligations, other than the Carve Out; and (iii) any Lien on any Collateral having a priority equal or superior to the Liens in favor of the DIP Agent and the Lender in respect of the Obligations other than Permitted Liens and the Carve Out.

5.13 Limitation on Guaranty Obligations. Assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other person, except (a) the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other persons, in existence as of the Filing Date.

5.14 Plan. Propose and/or support any plan or reorganization that fails to indefeasibly and finally pay in full in cash all Obligations and Pre-Petition Debenture Obligations on the effective date of said plan.

6. PERFORMANCE COVENANTS

6.1 Budget Covenant. Borrower covenants and agrees that Borrower shall:

(a) generate monthly cash receipts in an amount equal to at least 70% of the amount set forth in the Budget for the cumulative period commencing on the Filing Date and ending on each subsequent month;

(b) maintain aggregate expenditures no greater than 10% more than the aggregate amount projected by the Budget to be expended during the cumulative period commencing on the Filing Date and ending on such each subsequent month; and

(c) generate Net Cash Flow in an amount equal to at least 70% of the amount set forth in the Budget for the cumulative period commencing on the Filing Date and ending on each subsequent month.

7. EVENTS OF DEFAULT.

7.1 Event of Default. Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

(a) If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of principal, interest, fees, or charges due the Lender, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding);

(b) If any Borrower or any other Loan Party:

(i) Fails to comply with any of the Chapter 11 Milestones contained in Section 4.9 of this Agreement;

(ii) fails to comply with any of the Performance Covenants contained in Section 6 of this Agreement;

(iii) fails to perform any of its obligations in strict accordance with the terms of, or otherwise fails to comply with any of the provisions of, this Agreement, the Interim Order or the Final Order; or

(iv) fails to perform or observe any covenant or other agreement contained in this Agreement or (b) breaches or fails to comply with any provision of the Order.

(c) Except as authorized by the Bankruptcy Court, and except as to the Lawsuit, if one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $50,000, or more (in excess of insurance coverage with respect to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (i) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award;

(d) If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Borrower and Guarantors, taken as a whole;

(e) If any warranty, representation, certificate, or Record made herein or in any other Loan Document or delivered in writing to DIP Agent or the Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

(f) The Bankruptcy Court shall enter any order (i) amending, reversing, revoking, supplementing, altering, staying, vacating, rescinding or otherwise modifying the Interim Order, the Final Order or any other order with respect to the Chapter 11 Cases affecting in any material respect this Agreement or the Loan Documents, without the DIP Agent's consent, (ii) appointing a chapter 11 trustee or an examiner, with enlarged powers relating to the operation of the business pursuant to Section 1104 of the Bankruptcy Code (powers beyond those set forth in Section 1106(a)(3) and (4) and 1106(b) of the Bankruptcy Code) in the Chapter 11 Cases, (iii) dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (iv) granting relief from the automatic stay to any creditor holding or asserting a Lien or reclamation claim on the assets of Borrower or Guarantor to permit such creditor to foreclose upon or to reclaim Collateral with a value in excess of $10,000;

(g) Borrower or any Guarantor shall file a motion seeking approval of any other Superpriority Claim or any priming lien in any of the Chapter 11 Cases (other than the Carve Out) which is *pari passu* with or senior to the claims or liens of any of the DIP Agent or the Lender against any of the Loan Parties unless after giving effect to the transactions contemplated by such motion, all Obligations of any Loan Party under the Loan Documents (other than contingent indemnification and reimbursement Obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) or the Pre-Petition Debentures shall be paid in full in cash;

(h) A motion shall be filed by Borrower (i) seeking to obtain additional financing under Section 364 of the Bankruptcy Code and to use cash collateral of the Lender under Section 363(c) of the Bankruptcy Code without the consent of the DIP Agent and Lender, (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or (iii) to take any other action or actions materially adverse to the Lender or their rights and remedies hereunder or under any of the other Loan Documents or any of the documents evidencing or creating the DIP Agent's interest in any of the Collateral;

(i) The entry by the Bankruptcy Court of an order approving an Alternative Transaction;

(j) The use by the Borrower of cash collateral other than in accordance with the terms of an order approving its use entered by the Bankruptcy Court;

(k) Any Material Adverse Change shall occur;

(l) The occurrence of any material damage to or loss of assets of the Loan Parties taken as a whole (after application of any insurance as to which the applicable insurance company has accepted responsibility to cover such damage or loss, but inclusive of any deductible amount);

(m) An order terminating exclusivity has been entered by the Bankruptcy Court or requested of the Bankruptcy Court unless actively contested by the Borrower;

(n) Any Person other than a Person already appointed to and serving on the board of managers (or similar governing body) of any Loan Party, as applicable, on the Closing Date shall be appointed to any such board of managers or similar governing body in any capacity;

(o) Except as to the Lawsuit, there shall exist or have occurred a violation, default or failure to perform, comply with or observe any term, provision, covenant or agreement under any Material Contract or any Material Contract is terminated or otherwise not in full force and effect that would cause a Material Adverse Change to the Borrower's business;

then, and in any such event, the DIP Agent may, by notice to the Borrower, declare (A) the obligation of Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (B) the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Obligations, all such interest and all such amounts shall be forthwith due and payable.

7.2 Rights and Remedies. On the Fifth Business Day after the Termination Date, and notwithstanding the provisions of Section 362 of the Bankruptcy Code, DIP Agent may, and, at the instruction of the Lender, shall, in each case by written notice to Borrower and in addition to any other rights or remedies provided for hereunder or under any other Loan Document (including, without limitation, the Order), under the Pre-Petition Debentures or by the Code or any other applicable law, do any one or more of the following on behalf of the Lender:

(a) declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

(b) obtain and liquidate the Collateral, collect accounts receivable and other monies owing to Borrower and applying the proceeds thereof to the Obligations or the obligations under the Pre-Petition Debentures, without the necessity for any further order from the Bankruptcy Court or any other court, or the initiation of any further proceeding pursuant to a deed in lieu agreement with Borrower, to be negotiated by Borrower and DIP Agent in good faith.

7.3 Remedies Cumulative. The rights and remedies of the Lender under this Agreement, the other Loan Documents, the Pre-Petition Debentures and all other agreements shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it.

8. PRIORITY AND COLLATERAL SECURITY

8.1 Superpriority Claims and Collateral Security.

(a) The Borrower and any Loan Party, as applicable, jointly and severally warrant and covenant that, except as otherwise expressly provided in this paragraph, upon and subject to the entry of the applicable Order, the Obligations of any Loan Party under the Loan Documents:

(i) shall at all times constitute a Superpriority Claim in the Chapter 11 Cases having priority, pursuant to Section 364(c)(1) and 507(b) of the Bankruptcy Code (subject only to the Carve Out), over the other administrative claims of any entity,

including, without limitation any claims under Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113 and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code (including, subject to entry of the Final Order, Section 506(c)), and shall at all times be senior to the rights of the Loan Parties, the Loan Parties' estates, any successor trustee to the extent permitted by law, or any other creditor in the Chapter 11 Cases;

(ii) pursuant to Sections 361, 362, 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code and the Security Instruments, shall at all times be secured by, and each Borrower and Guarantor hereby grants to the DIP Agent, for the benefit of the Lender, a continuing, valid, binding, enforceable, non-avoidable and automatically properly perfected post-petition security interest and first priority (subject to the Permitted Liens) Lien on all of the Borrower's existing and after acquired real and personal property and other assets that constitute Collateral hereunder, including avoidance actions arising under chapter 5 of the Bankruptcy Code, tangible and intangible, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Borrower and each Guarantor, whether owned or consigned by or to, or leased from or to the Borrower or any Guarantor and regardless of where located.

(b) Such Superpriority Claim and Liens referred to in Section 8.1 shall be subject to the Carve Out, but shall otherwise be senior in priority to (i) all claims against any Loan Party in the Chapter 11 Cases; and (ii) all other Liens on the assets and properties of the Borrower and each Guarantor other than Permitted Liens.

8.2 Guarantees. The Obligations shall be guaranteed by the Guarantors pursuant to the terms of each Guarantor's respective Guaranty.

8.3 [Intentionally Omitted.]

8.4 Adequate Protection.

(a) The claims of the Pre-Petition Debenture Lender for any diminution in the value of their respective interests in the Pre-Petition Collateral from the Filing Date resulting from (a) the use, sale, lease, disposition, shrinkage, decline in market value, consumption or physical deterioration of the Pre-Petition Collateral by the Borrower, and (b) the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code shall constitute allowed claims against the Borrower with priority over all administrative expenses (other than any fees arising under 28 U.S.C. § 1930), diminution claims and all other claims against the Borrower, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code (collectively, the "Pre-Petition Lenders Superpriority Claims"), whether or not such expenses or claims may become secured by judgment lien or other non-consensual lien, levy, or attachment or otherwise, which allowed Pre-Petition Lenders Superpriority Claims shall be payable from and have recourse to all pre-petition and post-petition property of the Borrower and all proceeds thereof; provided, however, that the Pre-Petition Lenders Superpriority Claims shall be junior and subordinate to (i) accrued but unpaid Budgeted Professional Fees and the Carve Out, (ii) the Lender Superpriority Claims, and (iii) any valid, enforceable, properly perfected, non-avoidable security interests in existence as of the date of filing that are senior to the Pre-Petition Debenture Lender's Liens..

(b) The Pre-Petition Debenture Lender will also be granted replacement liens (collectively, the "Replacement Liens") on all Collateral and the proceeds thereof, subject only to the superpriority liens granted to the DIP Agent and the Permitted Liens.

9. **WAIVERS; INDEMNIFICATION.**

9.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender on which Borrower may in any way be liable.

9.2 The Lender's Liability for Collateral. Borrower hereby agrees that: (a) so long as DIP Agent complies with its obligations, if any, under the Code, the Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower, except any thereof resulting from the gross negligence, bad faith or willful misconduct of the Lender as finally determined by a court of competent jurisdiction.

9.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the DIP Agent-Related Persons and, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than DIP Agent) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower's and Guarantors' compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 9.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. **WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN**

PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

10. **NOTICES.**

All notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to any Loan Party hereunder or any service of process to any Loan Party or DIP Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:

PFO Global, Inc.
14401 Beltwood Parkway, Suite 115
Farmers Branch, Texas 75244
Attn: Matt Cevasco, CEO
matt.cevasco@pfoglobal.com

with copies to:

Rosa R. Orenstein, Esq.
Orenstein Law Group, P.C.
1910 Pacific Avenue
Suite 8040
Dallas, Texas 75201
Telephone: 214-757-9101, ext. 1002
rosa@orenstein-lg.com

If to DIP Agent:

Hillair Capital Management LLC
345 Lorton Avenue, Suite 303
Burlingame, California 94010
Attn: Sean M. McAvoy
seanm@hillaircapital.com

with copies to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attn: Adam H. Friedman, Esq.
afriedman@olshanlaw.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 10, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, and (b) notices by electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the

recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). If any notice, disclosure, or report is required to be delivered pursuant to the terms of this Agreement on a day that is not a Business Day, such notice, disclosure, or report shall be deemed to have been required to be delivered on the immediately following Business Day.

11. **CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.**

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE NORTHERN DISTRICT OF TEXAS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT DIP AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE DIP AGENT ELECT TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b); PROVIDED, FURTHER, HOWEVER, THAT ALL PARTIES HEREBY AGREE THAT THEY HAVE CONSENTED TO THE JURISDICTION OF THE BANKRUPTCY COURT.

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND THE LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12. **INTENTIONALLY DELETED**

13. **AMENDMENTS; WAIVERS.**

13.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender (or by DIP Agent at the written request of the Lender) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given.

13.2 No Waivers; Cumulative Remedies. No failure by DIP Agent or the Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by DIP Agent or the Lender in exercising the same, will operate as a waiver thereof. DIP Agent's and Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that DIP Agent or Lender may have.

14. **[INTENTIONALLY OMITTED]**

15. **GENERAL PROVISIONS.**

15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, DIP Agent, and Lender whose signature is provided for on the signature pages hereof; and an unstayed Order is entered.

15.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

15.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

15.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

15.5 Debtor-Creditor Relationship. The relationship between the Lender and DIP Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. Lender has not (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the Lender, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

15.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or

other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document *mutatis mutandis*.

15.7 [Intentionally Deleted].

15.8 [Intentionally Omitted].

15.9 Lender Group Expenses. Borrower agrees to pay any and all Lender Group Expenses promptly after demand therefor by DIP Agent and agrees that its respective obligations contained in this Section 15.9 shall survive payment or satisfaction in full of all other Obligations.

15.10 USA PATRIOT Act. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

15.11 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

16. Joint and Several Liability

Each Loan Party acknowledges, represents and warrants the following:

16.1 Inducement. The Lender has been induced to make the Advances to Borrower in part based upon the assurances by each Loan Party that each Loan Party desires that the Advances be honored and enforced as separate obligations of each Loan Party, should the DIP Agent and the Lender desire to do so.

16.2 Combined Liability. Notwithstanding the foregoing, the Advances and the other obligations of Loan Parties constitute the joint and several obligations of each and every Loan Party, and DIP Agent and the Lender may at their option enforce the entire amount of the Advances and the other obligations of the Loan Parties against any one or more Loan Parties.

16.3 Separate Exercise of Remedies. DIP Agent (on behalf of the Lender) may exercise remedies against each Loan Party and its property separately, whether or not DIP Agent exercises remedies against any other Loan Party or its property. The DIP Agent may enforce one or more Loan Parties' Obligations without enforcing any other Loan Party's Obligations. Any failure or inability of DIP Agent to enforce one or more Loan Parties' Obligations shall not in any way limit the DIP Agent's rights to enforce the Obligations of any other Loan Party. If DIP Agent forecloses or exercises similar remedies on any Collateral, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Advances only to the extent of the cash proceeds actually realized by the Lender from such foreclosure or similar remedy or, if applicable, the DIP Agent's credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Advances secured by such Collateral under the applicable state law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:

Attest:

By:____________________
Name:
Title:

PFO GLOBAL, INC.
a Nevada corporation, as Borrower

By: [signature]
Name: M. Cerasco
Title: CEO

DIP AGENT:

Attest:

By:____________________
Name:
Title:

HILLAIR CAPITAL MANAGEMENT LLC
A Delaware limited liability company, as DIP Agent

By: ____________________
Name:
Title:

LENDER:

Attest:

By:____________________
Name:
Title:

HILLAIR CAPITAL INVESTMENTS L.P.
a Delaware limited partnership, as a Lender

By: ____________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:

Attest:

PFO GLOBAL, INC.
a Nevada corporation, as Borrower

By:____________________
Name:
Title:

By:____________________
Name:
Title:

DIP AGENT:

Attest:

HILLAIR CAPITAL MANAGEMENT LLC
A Delaware limited liability company, as DIP Agent

By:____________________
Name:
Title:

By: [signature]
Name: SEAN M. MCAVOY
Title: MANAGING MEMBER

LENDER:

Attest:

HILLAIR CAPITAL INVESTMENTS L.P.
a Delaware limited partnership, as a Lender

By:____________________
Name:
Title:

By: [signature]
Name: SEAN M. MCAVOY
Title: MANAGING MEMBER
HILLAIR CAPITAL ADVISORS LLC

3993679-5
3993679-7
4026284-2

UNCONDITIOALLLY GUARANTEED BY:

PRO FIT OPTIX HOLDING COMPANY, LLC

By: ______________________
Name: M. Cevasco
Title: CEO

PRO FIT OPTIX, INC.

By: ______________________
Name: M. Cevasco
Title: CEO

PFO OPTIMA, INC.

By: ______________________
Name: M. Cevasco
Title: CEO

PFO MCO, LLC

By: ______________________
Name: M. Cevasco
Title: CEO

PFO TECHNOLOGIES, LLC

By: ______________________
Name: M. Cevasco
Title: CEO

3993679-5
3993679-7

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.

"Advances" has the meaning specified in Section 1.1(a) of the Agreement.

"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 5.9 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

"Agreement" means the Credit Agreement to which this Schedule 1.1 is attached.

"Alternative Transaction" a transaction or series of related transactions pursuant to which any of the Loan Parties sells, transfers, leases or otherwise disposes of (other than in the ordinary course of business), directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction (by any Loan Party or otherwise), including pursuant to a stand-alone plan of reorganization or refinancing, any material portion of the Collateral (or agrees to do any of the foregoing) in a transaction or series of transactions to a party or parties, other than the Sale to the DIP Agent for the benefit of the Lender.

"Authorized Person" means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrower to DIP Agent.

"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

"Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Texas.

"Base Rate" means 12% per annum.

"Benefit Plan" means a (i) "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower or any of Guarantors or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years and (ii) any other healthcare, pension, multiemployer benefit, welfare or similar plans or obligations of any Loan Party maintained for any of its employees, offices or directors.

"Bid Procedures" shall have the meaning set forth in Section 4.9 of the Agreement.

"Borrower" has the meaning specified in the preamble to the Agreement.

"Borrowing" means a borrowing hereunder consisting of Advances made on the same day by the Lender (or DIP Agent on behalf thereof).

"Budget" has the meaning specified in Section 3.14 of the Agreement.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.

"Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and their Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

"Carve Out" means, collectively, the sum of (i) all fees required to be paid to the clerk of the Court and all statutory fees payable to the U.S. Trustee under section 1930(a)(6) of title 28 of the United States Code, together with the statutory rate of interest under and 31 U.S.C. §3717, (ii) reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code not to exceed $15,000, (iii) consistent with each line item in the Budget for each Professional, all fees, costs, disbursements, charges and expenses incurred at any time before the Carve-Out Trigger Date (as defined below), or any monthly fees payable to estate professionals, in each case, by persons or firms retained by the Borrower or the Committee whose retention is approved by this Court pursuant to sections 327, 328, 363 or 1103 of the Bankruptcy Code (collectively, the "Professionals," and the fees, costs and expenses of Professionals, the "Professional Fees"), to the extent such Professional Fees are allowed by this Court at any time (i.e., before or after the Carve-Out Trigger Date) on a final basis; and (iv) all Professional Fees incurred on and after the Carve-Out Trigger Date by Professionals and allowed by this Court at any time, whether by interim order, procedural order or otherwise; provided, that the payment of any Professional Fees of the Professionals (but excluding fees and expenses of third party professionals employed by individual members of the Committee) incurred on or after the Carve-Out Trigger Date and allowed by the Court at any time, on a final basis, shall not exceed $50,000.00 in the aggregate (the "Professional Expense Cap"); provided, further, that (A) any payments actually made in respect of Professional Fees incurred on or after the Carve-Out Trigger Date and allowed by this Court at any time, on a final basis, shall reduce the Professional Expense Cap on a dollar-for-dollar basis and (B) for the avoidance of doubt, so long as no Carve-Out Trigger Date has occurred, the payment of Professional Fees shall not reduce the Professional Expense Cap. For the purposes of the foregoing, "Carve-Out Trigger Date" means the first business day after the delivery of written notice (the "Carve-Out Notice") by the DIP Agent to (1) the U.S. Trustee, (2) the Borrower and counsel for the Borrower, and (3) counsel for the Committee, if appointed, of the occurrence and continuance of (x) the Termination Date or (y) a default in accordance with the DIP Facility Documents, in each of the Chapter 11 Cases, unless such Event of Default or default is cured or waived. In any event, the DIP Agent reserves the right to review and object to any fee statement, interim application or monthly application issued or filed by estate professionals.

"Carve Out Professionals" shall mean, collectively: (a) all counsel and other professionals for the Debtors; and (d) all counsel and other professionals for any Committee.

"Cash Collateral" means "Cash Collateral" as that term is defined in Bankruptcy Code § 363.

"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of

the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances or time deposits maturing within 1 year from the date of acquisition thereof issued or guaranteed by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

"Change of Control" means the occurrence of any of the following:

(i) if any Loan Party is a corporation, any merger, consolidation, sale, transfer or pledge of such Loan Party's Stock or the creation or issuance of new stock;

(ii) if a Loan Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner, or the sale, transfer or pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest of any general partner or any profits or proceeds relating to such general partnership interest, or the sale or pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests;

(iii) if any Loan Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the sale, transfer or pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the sale, transfer or pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests;

(iv) a Loan Party voluntarily removes or replaces an independent director, if any, of any Loan Party or subsidiary thereof without DIP Agent's prior approval, in its sole discretion.

"Chapter 11 Cases" has the meaning specified in the recitals to the Agreement.

"Chapter 11 Milestones" means, collectively, the Chapter 11 Milestones contained in Section 4.9 of the Agreement.

"Closing Date" means the first date upon which funds are advanced pursuant to an acceptable Interim Order entered by the Bankruptcy Court.

"Code" means the New York Uniform Commercial Code, as in effect from time to time.

"Collateral" means, collectively, (a) all equity and ownership interests of each Loan Party, (b) all assets, rights, and interests of each Loan Party and the Loan Parties' Subsidiaries including all real property and all personal property, whether now owned or existing or hereafter acquired, (c) effective upon entry of the Final Order, all of the Debtors' right, title and interest in, to and under any and all avoidance power claims under Sections 544, 545, 547 through 551 and 553(b) of the Bankruptcy Code (but only after entry of a Final Order), (d) all unencumbered assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower in or upon which a Lien is granted in favor of DIP Agent or the Lender, (e) the collateral described in each Security Instrument, (f) the Designated Account and all funds therein, if any, (g) all Deposit Accounts and Securities Accounts with respect to the Collateral and all funds therein, (h) any property subject to liens or security interest that may be avoided pursuant to the Bankruptcy Code, but only to the extent so avoided, (i) the Borrower's and Guarantors' remaining interest in recoveries from the Lawsuit and (j) all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing.

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds), other than any rental proceeds that Loan Parties are not (or would not be) entitled to deduct from the purchase price in connection with any sale of the Collateral to which they relate.

"Committee" means the official committee of unsecured creditors to be appointed by the United States Trustee in relation to the Chapter 11 Cases, as applicable.

"Compliance Certificate" means a certificate substantially in the form of Exhibit B-1 delivered by the Authorized Person of the Borrower to DIP Agent. NOT PROVIDED

"Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"DIP Agent" has the meaning specified in the preamble to the Agreement.

"DIP Agent's Liens" means the Liens granted by Borrower or Guarantors to DIP Agent under the Loan Documents.

"DIP Agent-Related Persons" means DIP Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents. AFFILIATES DEFINITION TOO BROAD

"Dollars" or "$" means United States dollars.

"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.

"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or Guarantors, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

"Equipment" means equipment (as that term is defined in the Code).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or Guarantors under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or Guarantors under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or Guarantors is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or Guarantors and whose employees are aggregated with the employees of Borrower or Guarantors under IRC Section 414(o).

"Event of Default" has the meaning specified in Section 7.1 of the Agreement.

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Filing Date" means January __, 2017.

"Final Hearing" means a hearing held by the Bankruptcy Court regarding the approval of the Final Order.

"Final Order" means an unstayed order of the Bankruptcy Court authorizing and approving this Agreement and the other Loan Documents and entered following a final hearing in form and substance satisfactory to the DIP Agent, in its sole discretion.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

"Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

"Guarantors" means (a) each Person identified as a Guarantor in the preamble to this Agreement, (b) each Person identified as a Guarantor in an applicable Guaranty from time to time, and (c) each other Person that becomes a Guarantor after the Closing Date the Agreement, and "Guarantor" means any one of them.

"Guaranty" means, collectively, each of the respective Guarantors' Guaranty dated June 30, 2015. All guaranteed obligations under this Agreement shall be continuing "Obligations" as defined in each pre-petition Guaranty.

"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

"Indebtedness" means (a) all obligations for borrowed money, including, without limitation, the Obligations, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, other than statutory liens arising in the ordinary course of business, (e) all payment obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person, (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing products, (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal

amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

"Indemnified Liabilities" has the meaning specified in Section 9.3 of the Agreement.

"Indemnified Person" has the meaning specified in Section 9.3 of the Agreement.

"Insolvency Proceeding" means a proceeding under the Bankruptcy Code, an assignment for the benefit of credits, the appointment of a receiver, or any similar proceeding.

"Intellectual Property" means (a) all present and future trade secrets, know-how and other proprietary information, (b) trademarks, trademark applications, internet domain names, service marks, service mark applications, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world, (c) copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, (d) unpatented inventions (whether or not patentable), patents and patent applications, (e) industrial design applications and registered industrial designs, (f) license agreements related to any of the foregoing and income therefrom, books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing, (g) the right to sue for all past, present and future infringements of any of the foregoing, and (h) all common law and other rights throughout the world in and to all of the foregoing.

"Interim Order" means the Interim Order pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507 (a) approving postpetition financing pursuant to the this Agreement and the making of Advances in an aggregate amount not to exceed the Interim Order Amount, (b) authorizing use of cash collateral, (c) granting Liens and providing superpriority administrative expense status, (d) granting adequate protection, (e) modifying the automatic stay, and (f) scheduling a final hearing with respect to the Chapter 11 Cases (including the Budget), to be entered on the docket of the Chapter 11 Cases within three (3) Business Days of the Filing Date, or as soon thereafter as the Court's docket will allow.

"Interim Order Amount" means, for the period between the Interim Order and the Final Order, up to $[ ].

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) *bona fide* Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

"Lawsuit" means the action styled VSP Labs, Inc v. Pro Fit Optix, Inc., pending in the Sacramento Superior Court, as Action No. 34-2013-00153788.

"Lender" has the meaning set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement pursuant to the provisions of the Agreement.

"Lender Group" means each of the Lender and DIP Agent, or any one or more of them.

"Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or Guarantors under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by DIP Agent in connection with the Lender Group's transactions with Borrower or Guarantors under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable out-of-pocket costs and expenses incurred by DIP Agent in the disbursement of funds to Borrower or Lender (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by DIP Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of DIP Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement, (g) except for the Lawsuit, reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with Borrower or any Guarantors, (h) DIP Agent's reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating or amending the Loan Documents, (i) DIP Agent's and no more than one Lender's reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any Guarantors or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

"Lender-Related Person" means, the Lender, together with the Lender's Affiliates, officers, directors, employees, attorneys, and agents.

"Lien" means any pledge, hypothecation, assignment (which is intended as security), charge, deposit arrangement (which is intended as security), encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever (which is intended as security), including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Loan Amount" means an amount equal to (i) $100,000.00 in the aggregate (consisting of (a) prior to entry of the Final Order, up to the Interim Order Amount and (b) thereafter, up to $150,000.00) plus, (ii) 170,000.00.

"Loan Documents" means the Agreement, the Guaranty, the Interim Order, the Final Order, the Governing Documents, and any other note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender, any other agreement entered into, now or in the future, by Borrower or Guarantors and any member of the Lender in connection with the Agreement, and all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

"Loan Party" means Borrower and each Guarantor.

"Material Adverse Change" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and Guarantors, taken as a whole, (b) a material impairment of Borrower's and Guarantors ability to perform their obligations under the Loan Documents to which they are parties or of the Lender's ability to enforce the Obligations or realize upon the Collateral or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to a material portion the Collateral as a result of an action or failure to act on the part of Borrower or Guarantors.

"Material Contract" means each contract or agreement to which any Loan Party or any of its/their Subsidiaries is a party involving aggregate annual consideration payable to or by such Loan Party or such Subsidiary of $100,000 or more.

"Material Lease" means, with respect to any Loan Party, (i) each lease related to the Collateral to which Borrower is a party involving aggregate annual consideration payable to or by such Person or such Subsidiary of $100,000 or more, and (ii) all other leases related to the Collateral, the loss of which could reasonably be expected to result in a Material Adverse Change.

"Moody's" has the meaning specified in the definition of Cash Equivalents.

"Net Cash Flow" means net cash receipts less actual cash expenditures (without considering proceeds of Advances).

"Obligations" means all loans, Advances, debts, principal, interest, contingent reimbursement or indemnification obligations, premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees, Lender Group Expenses, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents.

"Orders" means the Interim Order and the Final Order; and "Order" means whichever of the Interim Order or the Final Order is then in effect.

"Ordinary Course" shall mean, in respect of any Person, the ordinary course and reasonable requirements of such Person's business, as conducted in accordance with past practices, and undertaken in good faith and not for purposes of evading any provision of any Loan Document or material applicable law.

"Organizational Documents" means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or other instrument relating to the rights of preferred shareholders or stockholders of such corporation, any shareholder rights agreement and all

applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization and all applicable resolutions of any managing member of such limited liability company, and (d) any agreement between any Loan Party and its shareholders, members, partners or its equity owners, or among any of the foregoing, that limits or affects the governance of such entity.

"Performance Covenants" means the covenants set forth in Section 6 of this Agreement.

"Permits" means any license, lease, power, permit, franchise, certificate, authorization or approval issued by a Governmental Authority.

"Permitted Dispositions" means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b) any involuntary loss, damage or destruction of property,

(c) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(d) the making of a Permitted Investment,

(e) sale or abandonment of assets as required by Section 4.9(f), and

(e) other dispositions expressly set forth in the Budget.

"Permitted Indebtedness" means:

(a) Indebtedness evidenced by the Agreement and the other Loan Documents,

(b) Indebtedness incurred in the ordinary course of business during the Chapter 11 Cases under performance, surety, statutory, and appeal bonds,

. "Permitted Intercompany Advances" means inter-company unsecured Indebtedness owing from one Loan Party to another Loan Party; provided that, upon the request of the DIP Agent, such Indebtedness shall be evidenced by promissory notes having terms (including subordination terms) satisfactory to DIP Agent, the sole originally executed counterparts of which shall be pledged and delivered to the DIP Agent, for the benefit of the Lender, as security for the Obligations.

"Permitted Investments" means:

(a) Investments in cash and Cash Equivalents,

(b) advances made in connection with purchases of goods or services in the ordinary course of business,

(c) Investments received in settlement of amounts due to any Loan Party or any of their Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of their Subsidiaries as a result of insolvency proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party,

(d) guarantees permitted under the definition of Permitted Indebtedness,

(e) Permitted Intercompany Advances,

(f) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(g) deposits of cash made in the ordinary course of business to secure performance of operating leases, and

(h) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $50,000.00 during the term of the Agreement.

"Permitted Liens" means, collectively: (a) the Carve Out; (b) the claim of the United States Trustee for the payment of fees under 28 U.S.C. § 1930(a); and (c) all other liens that, as of the Filing Date, have priority under applicable law over the Liens created under the Loan Documents, are not subordinated by agreement or applicable law, and are non-avoidable, valid, properly perfected and enforceable.

"Permitted Protest" means the right of Borrower or Guarantors to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower's or Guarantors' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or Guarantors, as applicable, in good faith, and (c) DIP Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of DIP Agent's Liens.

"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Plan of Reorganization" means a chapter 11 plan for the Loan Parties, that provides for, inter alia, payment in full in cash of all Obligations on the effective date thereof and no later than seventy days after the Filing Date, together with releases, exculpations, waivers and indemnification, acceptable to the DIP Agent and Lender, in their sole discretion.

"Pre-Petition Collateral" means all of the "Collateral" (as that term is defined in the pre-petition Security Agreement dated June 30, 2015 executed in favor to the Pre-Petition Debenture Lender) existing as of the Filing Date, and all proceeds, rents, issues, profits and products thereof.

"Pre-Petition Debentures" The following: 8% Original Issue Discount Senior Secured Convertible Debenture Due January 2017, in the amount of $4,480,000.00, issued on July 1, 2015; 8% Original Issue Discount Senior Secured Convertible Debenture Due January 1, 2017 in the amount of $1,120,000.00; 8 % Original Issue Discount Senior Secured Convertible Debenture Due January 1, 2017, issued November 13, 2015, in the amount of 252,000.00; 8 % Original Issue Discount Senior Secured Convertible Debenture Due January 1, 2017, issued November 30, 2015, in the mount of $728,000.00;

Original Issue Discount Senior Secured Convertible Debenture Due February 1, 2016, issued January 7, 2016, in the amount of $504,000.00; Original Issue Discount Senior Secured Convertible Debenture Due February 1, 2017, issued February 17, 2016, in the amount of $616,000.00; Original Issue Discount Senior Secured Convertible Debenture Due May 2017, issued April 13, 2016, in the amount of $828,800.00; Original Issue Discount Senior Secured Convertible Debenture Due July 1, 2017, issued June 13, 2016, in the amount of $252,000.00; Original Issue Discount Senior Secured Convertible Debenture Due July 1, 2017, issued July 8, 2016, in the amount of $616,000.00; Original Issue Discount Senior Secured Convertible Debenture Due August 1, 2017, issued August 16, 2016, in the amount of $448,000.00; Original Issue Discount Senior Secured Convertible Debenture Due September 1, 2017, issued September 14, 2016, in the amount of $392,000.00; Original Issue Discount Senior Secured Convertible Debenture Due October 1, 2017, issued October 17, 2016, in the amount of $431,000.00, and the Pre-Petition Secured Note (defined below) each as amended, supplemented or otherwise modified, along with ancillary documents.

"Pre-Petition Debenture Lender" means Hillair Capital Investments L.P.

"Pre-Petition Debenture Obligations" means all indebtedness or obligations under the Pre-Petition Debentures, together with all agreements, documents and instruments executed in connection therewith, as of the Filing Date, including contingent liabilities under outstanding letters of credit, and all fees, costs, interest, and expenses.

"Pre-Petition Secured Note" that certain Secured Promissory Note, dated January 8, 2017, as amended, supplemented or otherwise modified, along with ancillary documents.

"Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower or Guarantors and the improvements thereto.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

"Sale" shall mean the sale of all or substantially all of the Collateral to the DIP Agent for the benefit of the Lender, pursuant to a credit bid by the DIP Agent on behalf of the Lender, or such other higher and better bid which provides for the indefeasible and final payment in full, in cash, of the Obligations, any outstanding Pre-Petition Debenture Obligations and any Pre-Petition Secured Note Obligations upon the closing of such sale and no later than seventy (70) days after the Filing Date.

"Sale Motion" has the meaning specified in Section 4.9 of the Agreement.

"Schedules" means those certain schedules annexed to the Agreement and made a part thereof.

"S&P" has the meaning specified in the definition of Cash Equivalents.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Securities Account" means a securities account (as that term is defined in the Code).

"Security Instruments" means all Code financing statements and security agreements filed or executed in connection with the this Agreement and the Pre-Petition Debentures.

"Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

"Superpriority Claim" means a claim against the Borrower or Guarantors or their estates in the Chapter 11 Cases which is an administrative expense claim having priority over (a) any and all allowed administrative expenses, and (b) unsecured claims now existing or hereafter arising, including, without limitation, administrative expenses of the kind specified in Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113 or 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code (including, subject to entry of the Final Order, Section 506(c)).

"Termination Date" has the meaning specified in Section 2.3 of the Agreement.

"United States" means the United States of America.

<u>SCHEDULE 3.9</u>
TO

DIP CREDIT AGREEMENT

INTELLECTUAL PROPERTY

(Schedule Effective Date: January 31, 2017)

See Attached

[Remainder of Page Intentionally Left Blank]

Intellectual Property

Approved Patents

Patent Number	Name of Patent	Jurisdiction	Expiration Date
5,717,479	Industrial safety assembly including disposable ear protection and earphone	USA	September 6, 2016
CA2314348	Industrial safety assembly including disposable ear protection and ear phone	Canada	February 10, 2018
AU759466	Industrial safety assembly including disposable ear protection and ear phone	Australia	February 10, 2018
6,012,812	Industrial safety assembly	USA	September 6, 2016
ZL988140675	Industrial safety assembly including disposable ear protection and ear phone	China	February 10, 2018
6,950,531	Industrial hearing protection and communication assembly	USA	September 14, 2016
7,133,532	Hearing protection and communication assembly	USA	September 17, 2016
EP 1060433	Industrial safety assembly including disposable ear protection and ear phone	European Patent Office, United Kingdom, Spain, Italy, Germany, France	February 10, 2018
8,243,973	Communication eyewear assembly	USA	April 19, 2031
8,588,448	Communication eyewear assembly	USA	September 9, 2028
8,744,113	Communication eyewear assembly with zone of safety capability	USA	December 13, 2032

Patent Applications

Application Number	Name of Patent Application	Jurisdiction	Application Date
108475823	Communication eyewear assembly	European Patent Office	March 10, 2010
2010347741	Communication eyewear assembly	Australia	March 10, 2012
2791531	Communication eyewear assembly	Canada	August 29, 2012
2010800652024	Communication eyewear assembly	China	September 5, 2012
1020127023357	Communication eyewear assembly	South Korea	September 6, 2012
2012557012	Communication eyewear assembly	Japan	September 10, 2012
13/921,606	Communication eyewear assembly	USA	June 19, 2013
14/200,612	Communication eyewear assembly	USA	March 7, 2014
PCTUS1369994	Communication eyewear assembly with Zone of Safety capability	European Patent Office	November 14, 2013
14/192,220	Communication eyewear assembly with Zone of Safety capability	USA	February 27, 2014

Trademarks

Name of Trademark Granted	Date of Registration	Registration Number
Energytele.com	December 11, 2007	3354175
Safe-Talk	March 8, 2011	3930119

Patents – Pro Fit has applied several US and PCT patent and provisional applications as follows: owing is the list of PFO IP:

1. Laser Frame Tracer US Patent Application – Filed November 2012 – Pending 1st Office Action
2. Laser Frame Tracer US Patent Application – Filed September 2013 – Pending 1st Office Action
3. Online Lens Ordering US Patent Application – Filed March 2014 – Pending 1st Office Action
4. Online Lens Ordering PCT Application – Filed March 2014
5. EYEX3 US Patent Application – Filed August 2014 – Pending 1st Office Action.
6. EYEX3 PCT Application – Filed August 2014
7. Partial HEV Coating Provisional Application – Filed August 2014
8. JusttheRx Provisional Application – Filed December 2014 – Will Be Converted to US Patent Application
9. Methods and Apparatuses for Providing Laser Scanning Applications US Patent Application – Filed February 2015
10. Methods and Apparatuses for Providing Laser Scanning Applications PCT Application – Filed February 2015
11. Virtual Try On US Patent Application – Filed April 2015
12. Virtual Try On PCT Application – Filed April 2015.

Trademarks

OPT	400031000	UNITED STATES	P	HYPERBRID	85/639,651	05/31/12			
OPT	40207	CANADA	I	HYPERINDEX	858,780	10/15/97	TMA507,423	02/01/99	02/01/14
OPT	410002011	CTM	I	HYPERINDEX	2777126	07/16/02	2777126	09/05/03	07/16/22
OPT	40200	UNITED STATES	I	HYPERINDEX	75/131,295	07/07/96	2,073,837	06/24/97	06/24/17
OPT	400026000	UNITED STATES	I	HYPERPRO	85/157,044	10/20/10	3,974,303	06/07/11	06/07/21
OPT	40300	UNITED STATES	I	HYPERVIEW	75/166,275	09/16/96	2,071,974	06/17/97	06/17/17

Trademarks

Mark	Filed	Country	Serial Number	Status 7.10.13	Renewal	Notes
identity	10.12.2010	US	85150905	Registered 06/18/2013	6/18/16	Marketing limited to ECP only
Acuity	10.13.2010	US	85151289	Refused - too similar to Acuity		We will use TM
PFO Global	02.01.2012	US	85531056	Pending		Additional Classes added and paid for 11/5/12
Smart+	10.10.2011	US	85443413	Pending - filed with intent to use (assigned to VSP)		Must file statement of use or request extension by 11/15 (VSP)
Smart+Wear	10.11.2011	US	85444040	Pending - filed with intent to use		requested extension 11/5/12
SmartEyewear	11.21.2011	US	85477560	Registered 6.19.12	6.19.2017	
SmartCalc	10.25.2011	US	85455234	Pending - filed with intent to use		statement of use filed July 22, 2013
Genius	10.10.2011	US	85443598	Published for Opposition 9.18.2012		
OpticCalc	10.16.2010	US	85152371	Registered 6.07.2011	6.07.2016	
Transferred from Optima	**Filed**	**Country**	**Serial Number**	**Status 7.10.13**	**Renewal**	**Notes**
RESOLUTION	2/23/00	US	75/927.071	Registered 6/11/2002	6/11/22	
RESOLUTION	11/3/10	CHINA	8834849	Registered 11/21/2011	11/20/21	
RESOLUTION	7/10/02	CTM	2768406	Registered 9/8/2003	7/10/12	
RESOLUTION	11/1/10	TAIWAN	9904229	Registered 10/1/2011	9/30/21	
CERIUM 55	10/15/02	US	76/458973	Registered 01/27/04	1/27/14	
COLOR FREE AR	11/8/04	CHINA	4404305	Registered 06/21/07	6/20/17	
COLOR FREE AR	11/8/04	TAIWAN	93057306	Registered 07/01/05	6/30/15	
COLOR FREE AR The Invisible Lens	11/18/05	US	76/650565	Registered 01/09/07	1/9/07	
ECM-9	9/11/00	US	76/128030	Registered 03/26/03	3/18/13	
OPTIMA	10/21/10	TAIWAN	99052381	Registered 9/16/11	9/15/21	
OPTIMA in Chinese Characters	11/25/10	CHINA	8831452	Registered 12/07/11	12/6/21	
POLARTEC	7/10/02	CTM	2768298	Registered 09/05/03	7/10/12	
POLARTEC	4/30/02	US	76/402604	Registered 01/07/03	1/7/13	
RESPONSE	1/24/05	CTM	4254784	Registered 04/05/06	1/24/15	
RESPONSE	12/3/04	US	76/623052	Registered 01/17/06	1/17/16	
TANTIUM	11/8/02	US	7/465564	Registered 04/06/04	4/6/14	
VUE POINT TECHNOLOGY	12/31/04	CTM	4221263	Registered 11/16/05	12/31/14	
VUE POINT TECHNOLOGY	8/17/06	US	76/664725	Registered 07/10/07	7/10/17	

SCHEDULE 3.10

TO

DIP CREDIT AGREEMENT

MATERIAL LEASES DEFAULTS

(Schedule Effective Date: January 31, 2017)

COUNTER-PARTY	DATE	TERM	DEFAULT

NONE

[Remainder of Page Intentionally Left Blank]

<u>SCHEDULE 3.11</u>

TO

DIP CREDIT AGREEMENT

UNPAID TAXES

(Schedule Effective Date: January 31, 2017)

	TAXING AUTHORITY	TAX TYPE	TAX YEAR
1.	Internal Revenue Service	941	Undetermined
2.	Dallas County	Ad Valorem	Undetermined
3.	Missouri Dept. of Revenue	Undetermined	Undetermined
4.	Oklahoma Tax Commission	Undetermined	Undetermined

[Remainder of Page Intentionally Left Blank]

SCHEDULE 3.12

TO

DIP CREDIT AGREEMENT

MATERIAL INSURANCE POLICIES

(Schedule Effective Date: January 31, 2017)

INSURANCE CO.	INSURANCE TYPE	POLICY #	TERM LIIMIT OR LISTED VALUE
1.Wesco Ins Co	D&O Primary Policy	EUW141889300	6/30/16 – 6/30/17
2. Argonaut Ins Co	D&O Excess Policy	MLX760146301	6/30/16 – 6/30/17
3.Valley Forge Ins Co	Work Comp Policy	WC645691542	11/5/2016 – 11/5/2017
4.Amer Casualty of PA	Package Policy	B6045290038	1/1/2017 – 1/1/2018
5.Continental Casualty	Umbrella Policy	B6045290072	1/1/2017 – 1/1/2018

[Remainder of Page Intentionally Left Blank]

SCHEDULE A-2

TO

DIP CREDIT AGREEMENT

AUTHORIZED PERSON

(Schedule Effective Date: January 31, 2017)

NAME	TITLE	ADDRESS
1. Matt Cevasco	CEO	PFO Global, Inc. 14401 W. Beltway Pkwy, Ste. 115 Farmer's Branch, Texas 75244
2. Jeff Weyandt	Controller	PFO Global, Inc. 14401 W. Beltway Pkwy, Ste. 115 Farmer's Branch, Texas 75244

[Remainder of Page Intentionally Left Blank]

EXHIBIT B TO
CREDIT AGREEMENT

PFO Global, Inc.
Bankruptcy Budget

	Feb-17	Mar-17	Apr-17	Total
Cash Receipts				
Collection of existing receivables	120,000	120,000	10,000	250,000
Collection of new smarteyewear sales	-	20,000	20,000	40,000
Collection of new lens sales	65,000	60,000	80,000	205,000
Total Cash Receipts	$ 185,000	$ 200,000	$ 110,000	$ 495,000
Cash Disbursements				
Cost of Sales:				
HKO/Asahi (Note 6)	70,000	35,000	35,000	140,000
Fedex/UPS (Note 3)	8,000	4,000	4,000	16,000
SGA Expense:				
Payroll (gross + ER taxes)	43,000	43,000	43,000	129,000
Payroll 1.27-1.31	6,000	-	-	6,000
Health insurance	4,000	4,000	4,000	12,000
T&E reimbursement	5,000	5,000	5,000	15,000
Consultants - RSM Advisors	57,500	7,500	7,500	72,500
Consultants - IT/Other (Note 7)	20,000	25,000	25,000	70,000
MES implementation (Note 5)	50,000	-	-	50,000
Rent	-	12,000	12,000	24,000
Utilities	6,000	3,000	3,000	12,000
D&O insurance	6,500	6,500	13,000	26,000
Total Operating Cash Disbursements	$ 276,000	$ 145,000	$ 151,500	$ 572,500
Operating surplus (deficit)	(91,000)	55,000	(41,500)	(77,500)
Legal fees - bankruptcy counsel	-	75,000	100,000	175,000
Legal fees - Hillair counsel	125,000	-	-	125,000
Bankruptcy trustee fees	500	500	500	1,500
Creditors' Committee (Note 1)	25,000	25,000	25,000	75,000
SEC counsel	15,000	5,000	5,000	25,000
Claims & Noticing Agent (Note 1)	10,000	10,000	10,000	30,000
Accounting/Audit firm (Note 2)	-	-	-	-
Total Reorganization costs	$ 175,500	$ 115,500	$ 140,500	$ 431,500
Beginning cash	$ 89,000	$ (177,500)	$ (238,000)	$ 89,000
Net change in cash	(266,500)	(60,500)	(182,000)	(509,000)
Ending cash	$ (177,500)	$ (238,000)	$ (420,000)	$ (420,000)

Notes:

1. Estimated based on preliminary discussions with counsel. Final amounts to be determined
2. Estimated to be zero, based on expected use of internal resources.
3. Assumes 10% freight cost, and no payment of royalties to Grenvile.
4. Payroll includes Matt, Jeff, Customer Service, AR & warehouse (5 employees)
5. Estimated payments to CC Systems to complete LMS delivery (including MES add-on).
6. HKO/Asahi will require advance payments to deliver orders.
7. IT support for MES implementation